Exhibit 10. (o)

AMENDMENT FOUR

TO

THE FLEETBOSTON FINANCIAL CORPORATION

EXECUTIVE SUPPLEMENTAL PLAN

(1996 Restatement)

The FleetBoston Financial Corporation Executive Supplemental Plan (“Plan”) is amended effective January 1, 2003, as follows:

1. Section 1.2 of the Plan is amended to read as follows:

“1.2 Purpose of the Plan. The purpose of the Plan is to provide key employees of the Company and its subsidiaries and affiliates (the “Employer”), with the opportunity to defer receipt of six percent of base salary above a threshold specified herein, as well as to receive matching credits, to make up for benefits they would have received under the FleetBoston Financial Savings Plan (the “Fleet Savings Plan”) but for limitations imposed on contributions under the Fleet Savings Plan by Sections 402(g) and 401(a)(17) of the Internal Revenue Code of 1986 (and the provisions of the Fleet Savings Plan applying those limitations) (hereinafter referred to as the “Code Limitations”).”

2. Article 2 of the Plan is amended by replacing the term “Director of Rewards, Recognition and Benefit Services” with “Director of Compensation and Benefits” wherever the former appears.

3. The first sentence of Article 3 of the Plan is amended to read as follows:

“Each employee of the Employer who satisfies the following three requirements shall be eligible to participate in the Plan during a specified future Plan Year if so notified by the Committee: (1) the employee is a participant in the Fleet Savings Plan; (2) the annual rate of the employee’s regular base salary in November of a Plan Year is in excess of the lesser of (a) the quotient of the dollar limit on Section 401(k) contributions under Section 402(g) for the following calendar year divided by six percent, or (b) the Section 401(a)(17) compensation limit for the following calendar year; and (3) the employee is employed during the deferral election period in December of such Plan Year.”

4. The first sentence of Article 5 of the Plan is amended to read as follows:

“For each calendar year, a Participant may irrevocably elect to defer receipt of six percent of his or her regular base salary payments, commencing with the first base salary payment due after the Participant has deferred receipt of the maximum amount of base salary which he or she is permitted to defer on a pre-tax basis under the Fleet Savings Plan because of the Code Limitations.”

IN WITNESS WHEREOF, this Amendment Four was adopted by the Human Resources Committee at its December 16, 2003 meeting and is executed by a duly authorized officer of the Company on this 19th day of December 2003.

FLEETBOSTON FINANCIAL CORPORATION

By:	/S/ M. ANNE SZOSTAK
M. Anne Szostak
Executive Vice President and Director of Human Resources